UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

GENTIVA HEALTH SERVICES, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State of Incorporation)	1-15669 (Commission File No.)	36-4335801 (I.R.S. Employer Identification No.)

3350 Riverwood Parkway, Suite 1400
Atlanta, GA 30339-3314
(Address of principal executive offices, including zip code)

(770) 951-6450
(Registrant's telephone number, including area code)

3 Huntington Quadrangle, Suite 200S
Melville, New York 11747-4627
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

:  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

:  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

:  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

:  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) A special meeting of the Board of Directors of Gentiva Health Services, Inc. ("Gentiva" or the "Company") was held on Sunday, March 22, 2009 at 9:00 a.m. The meeting was conducted by telephone conference call. All eleven members of the Company's Board participated in the meeting. The special meeting had been called pursuant to notice properly given under the Company's By-Laws sent to all directors on Saturday, March 21, 2009 at or about 8:00 p.m. The notice did not state the purpose of the meeting, which was not required to be stated under the Company's By-Laws. Materials relating to the meeting were distributed to all directors on March 22, 2009 at or about 8:30 a.m.

The business of the special meeting consisted of two matters. The first matter was consideration of a resolution to amend the Charter of the Board's Corporate Governance and Nominating Committee ("Nominating Committee") to provide that the recommendations of the Nominating Committee as to director nominees for the annual meeting of the shareholders of the Company would be subject to the approval of the full Board instead of to the approval of the Independent Directors of the Board, as the Charter of the Nominating Committee had previously provided. The materials distributed to directors included a study of the nominating committee charters for the 30 companies comprising the Dow Jones Industrial Average, which showed that the charters of 29 of such 30 companies provide that nominees for election to the board of directors at each annual meeting of the respective company's shareholders be recommended by such company's nominating committee, subject to the approval of and recommendation for election by the company's full board of directors.

This resolution was approved, with six directors (Messrs. Victor Ganzi, Ronald Malone, Stuart Olsten, Tony Strange, Raymond Troubh and Rodney Windley) voting in favor and five directors (Messrs. Stuart Levine, Josh Weston and Drs. Gail Wilensky, Mary Mundinger and John Quelch) abstaining.

The second matter was consideration of a resolution to reconstitute the membership of the Nominating Committee and to appoint Victor Ganzi and Raymond Troubh, effective immediately, as members of the Nominating Committee to serve with Gail Wilensky, as Chairperson. Previously, Stuart Levine and John Quelch had served as members of the Nominating Committee, with Gail Wilensky as Chairperson.

This resolution was approved, with six directors (Messrs. Ganzi, Malone, Olsten, Strange, Troubh and Windley) voting in favor and five directors (Messrs. Levine, Weston and Drs. Wilensky, Mundinger and Quelch) abstaining.

At the meeting, the five abstaining directors commented unfavorably about the manner in which the meeting had been noticed, the amount of time they had to consider these matters and the process by which the proposed actions were presented to the Board.

On March 23, 2009, Dr. Quelch notified Ronald Malone, the Chairman of the Board of Directors, that he would not stand for re-election at the Company's next Annual Meeting, which is scheduled for May 14, 2009. Dr. Quelch serves on the Board's Clinical Quality Committee and, until March 22, 2009, had served on the Board's Corporate Governance and Nominating Committee.

On March 24, 2009, Mr. Levine notified the Chairman of the Board that he would not stand for re-election at the Company's next Annual Meeting. Mr. Levine is the Lead Director of the Company's Board and serves as Chairperson of the Board's Compensation Committee and, until March 22, 2009, had served on the Board's Corporate Governance and Nominating Committee.

On March 24, 2009, Dr. Wilensky notified the Chairman of the Board that she would not stand for re-election to the Company's Board. Dr. Wilensky is the Chairperson of the Board's Corporate Governance and Nominating Committee and serves on the Board's Clinical Quality Committee.

On March 25, 2009, Mr. Weston notified the Chairman of the Board that he did not wish to stand for re-election to the Company's Board. Mr. Weston serves on the Board's Audit Committee and Compensation Committee.

On March 26, 2009, Dr. Mundinger notified the Chairman of the Board that she had decided not to stand for re-election at the Company's Annual Meeting. Dr. Mundinger serves as Chairperson of the Board's Clinical Quality Committee.

In his notice on March 25, 2009 to the Chairman of the Board, Mr. Weston referred to his disagreement with policies or practices of the Company relating to the special Board meeting held on March 22, 2009. A copy of Mr. Weston's notice is filed as Exhibit 99.1 to this Report.

Although the notices from Mr. Levine and Drs. Quelch, Mundinger and Wilensky to the Chairman of the Board did not evidence a disagreement with any of the Company's operations, policies or practices, the Company believes that differences of opinion existed, from time to time, among directors regarding various issues relating to the governance of the Board. The Company believes that circumstances surrounding the special Board meeting held on March 22, 2009 was a factor that contributed to the decisions of these four directors declining to stand for re-election at the Company's next Annual Meeting.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.  The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Notice of Josh Weston dated March 25, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)
Date: March 27, 2009	/s/ Stephen B. Paige
Stephen B. Paige Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX
Exhibit No.	Description
99.1	Notice of Josh Weston dated March 25, 2009.